EXHIBIT 99.1

bREITBurn Energy Partners L.P.

Page

Unaudited Pro Forma Combined Statements of Operations for the nine months ended September 30, 2013	2

Notes to Unaudited Pro Forma Combined Financial Statements	3

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Pro Forma Combined Statements of Operations

For the Nine Months Ended September 30, 2013

	BreitBurn Energy Partners L.P.	Whiting Assets		Pro Forma		BreitBurn Energy Partners L.P.
Thousands of dollars, except per unit amounts	Historical	Historical		Adjustments		Pro Forma

Revenues and other income items
Oil, natural gas and natural gas liquid sales	$467,061	$119,742	(a)	-		$586,803
Loss on commodity derivative instruments, net	(11,948)	-		-		(11,948)
Other revenue, net	2,197	-		-		2,197
Total revenues and other income items	457,310	119,742		-		577,052
Operating costs and expenses
Operating costs	181,889	32,734	(a)	-		214,623
Depletion, depreciation and amortization	154,456			28,980	(b)	183,436
General and administrative expenses	44,695	-		375	(c)	45,070
Loss on sale of assets	139	-		-		139
Total operating costs and expenses	381,179	32,734		29,355		443,268

Operating income	76,131	87,008		(29,355)		133,784

Interest expense, net of capitalized interest	60,387	-		12,072	(d)	72,459
Other income, net	(5)	-		-		(5)
Total other expense	60,382	-		12,072		72,454

Income before taxes	15,749	87,008		(41,427)		61,330

Income tax expense	628	-		-		628

Net income attributable to the partnership	$15,121	$87,008		$(41,427)		$60,702

Basic net income per unit	$0.15					$0.60
Diluted net income per unit	$0.15					$0.60

See the accompanying notes to the unaudited pro forma combined financial statements.

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Notes to the Unaudited Pro Forma Combined Financial Statements

1.	General

BreitBurn Energy Partners L.P. is a Delaware limited partnership formed on March 23, 2006. BreitBurn Energy Partners L.P. completed its initial public offering in October 2006. References in this filing to “the Partnership,” “we,” “our,” “us” or like terms refer to BreitBurn Energy Partners L.P. and its subsidiaries.

We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties in the United States.

On July 15, 2013, the Partnership and BreitBurn Operating L.P. (“BreitBurn Operating”), our wholly owned subsidiary, completed the acquisition of certain assets from Whiting Oil and Gas Corporation (“Whiting”), a wholly owned subsidiary of Whiting Petroleum Corporation (the “Whiting Acquisition”). The Partnership paid approximately $833 million in cash to Whiting. The purchase price is subject to customary purchase price adjustments. The Partnership used borrowings under its credit facility to fund the acquisition. The assets acquired consist of oil and gas producing properties located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma, including the related gathering and processing facilities, Hough crude oil pipeline, a 60% interest in the 120-mile Transpetco-operated CO2 transportation pipeline and other assets as further defined in the Purchase and Sale Agreement (the “Whiting Assets”).

2.	Basis of Presentation

The unaudited pro forma combined statements of operations for the nine months ended September 30, 2013 has been presented based on the individual statements of operations of the Partnership, and reflect the pro forma operating results attributable to the Whiting Assets as if the acquisitions and the related transactions had occurred on January 1, 2012.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements. Pro forma data is not necessarily indicative of the financial results that would have been attained had the Whiting Acquisition occurred on January 1, 2012. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods. The accompanying unaudited pro forma combined financial statements of the Partnership should be read in conjunction with our Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, our Annual Report on Form 10-K for the year ended December 31, 2012, as amended.

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3.	Pro Forma Adjustments to the Unaudited Combined Statements of Operations

Pro forma adjustments to the Consolidated Statements of Operations for the nine months ended September 30, 2013 assume the Whiting Acquisition was consummated on January 1, 2012 and include results from the Whiting Assets through the acquisition completion date of July 15, 2013. Results of operations from the Whiting Assets from July 16, 3013 to September 30, 2013 are included in our historical results column.

The unaudited pro forma combined statements of operations have been adjusted as follows:

(a)	Record revenue and direct operating expenses for the acquired assets derived from historical financial records.

For the nine months ended September 30, 2013, $119.7 million of revenue and $32.7 million of direct operating expenses.

(b)	Record incremental depletion, depreciation and accretion expense related to the acquired depletable and depreciable assets.

For the nine months ended September 30, 2013, $29.0 million.

(c)	Record general and administrative expenses related to the Whiting Acquisition as defined in the Transition Service Agreement.

For the nine months ended September 30, 2013, $0.4 million.

(d)	Record incremental interest expense associated with bank debt of approximately $833 million incurred to fund the Whiting Acquisition; the assumed variable rate was 2.596% for the nine months ended September 30, 2013. If the variable interest rate increased or decreased by 0.125% in the future, the annual pro forma interest expense would increase or decrease by $1.4 million.

For the nine months ended September 30, 2013, $11.2 million.

Record amortization of debt issuance costs incurred in connection with an amendment to the Second Amended and Restated Credit Agreement.

For the nine months ended September 30, 2013, $0.9 million.

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